EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated as of November 19, 2009 by and between NeoStem, Inc. (the “Company”) and Christopher Duignan (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company wishes for Employee to serve as its Vice President, Finance and Employee agrees to so serve on the terms hereinafter set forth.

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

Section 1.  Employment.  The Company agrees to employ the Employee, and the Employee agrees to be employed by the Company, upon the terms and conditions hereinafter provided, for a period commencing on November 30, 2009 (the “Commencement Date”) and, subject to earlier termination pursuant to Section 5 hereof, continuing until the second (2nd) anniversary of the Commencement Date (the “Term”).  The Employee hereby represents and warrants that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Employee is a party.

Section 2.  Responsibilities. During the Term, the Employee agrees to serve as Vice President, Finance.  It is agreed that commencing as of February 15, 2009, Employee shall commence serving as Employer’s Principal Accounting Officer, subject to the  prior approval of the Company’s Board of Directors. Such position shall have such duties as assigned to Employee from time to time by the Chief Executive Officer of the Company, and which she considers to be appropriate for such position.

During the Term, and except for reasonable vacation periods pursuant to the Company’s policies, the Employee shall devote substantially all of his business time, attention, skill and efforts exclusively to the business and affairs of the Company and its subsidiaries and affiliates.  Employee shall be based in or around New York, NY; however, it is understood that reasonable travel shall be required from time to time.

Section 3.  Compensation.  For all services rendered by the Employee in any capacity required hereunder during the Term, the Employee shall be compensated as follows:

(a)           The Company shall pay the Employee a fixed annual salary equal to $168,000 (the “Base Salary”) in accordance with the Company’s payroll practices, including the withholding of appropriate payroll taxes.
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(b)           The Employee shall be entitled to participate in all compensation and employee benefit plans or programs, and to receive all benefits and perquisites, which are approved by the Board of Directors of the Company and are generally made available by the Company to all salaried employees of the Company and to the extent permissible under the general terms and provisions of such plans or programs and in accordance with the provisions thereof.  Notwithstanding any of the foregoing, nothing in this Agreement shall require the Company nor any subsidiary of the Company to establish, maintain or continue any particular plan or program nor preclude the amendment, rescission or termination of any such plan or program that may be established from time to time.  You will be entitled to participate in any medical, health and insurance plans of the Company commencing 90 days after the Commencement Date.

(c )           The Employee shall be entitled to a monthly car allowance equal to $1,000 payable monthly and to a quarterly bonus equal to $6,000 payable on the last day of each fiscal quarter; provided that the first such quarterly payment shall be prorated based on the time between the Commencement Date and Decembber 31, 2009 and shall be payable on December 31, 2009.

(c)           On the Commencement Date Employee shall be granted an option (the “Option”) to purchase 250,000 shares of Company common stock, $.001 par value (the “Common Stock”) under and subject to all the terms of the Company’s 2009 Equity Compensation Plan (“2009 ECP”) at a per share exercise price equal to the closing price of the Common Stock on the date of grant which shall become vested and exercisable (i) as to 25,000 shares on the Commencement Date; (ii) as to 25,000 shares on the date of the Company’s filing of its Annual Report on Form 10-K for the year ended December 31, 2009; (iii) as to 100,000 shares on the one year anniversary of the Commencement Date; and (iv) as to 100,000 shares on  the two year anniversaryof the Commencement Date

Section 4. Business Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel (it being understood that travel shall be arranged by the Company) and other reasonable expenses incurred by the Employee in connection with the performance of his duties and obligations under this Agreement, subject to the Employee’s presentation of appropriate vouchers in accordance with such expense account policies and approval procedures as the Company may from time to time establish for employees (including but not limited to prior approval of extraordinary expenses) and to preserve any deductions for Federal income taxation purposes to which the Company may be entitled.

Section 5.  Termination of Employment.

(a)           The Company may terminate Employee’s employment prior to the end of the Term immediately upon written notice to Employee and will pay the employee for 30 days post termination date.  Employee may terminate Employee’s employment upon thirty days’ prior written notice to the Company.  In the event that the Employee’s employment terminates prior to expiration of the Term due to any reason, earned but unpaid Base Salary as of the date of termination of employment shall be payable in full.    However, no other payments shall be made, or benefits provided, by the Company under this Agreement except as otherwise required by law.

Section 6.  Confidentiality; Covenant Against Competition; Proprietary Information; Lock-up.

(a)           The Employee shall execute the Confidentiality, Non-Compete and Inventions Assignment Agreement attached hereto as Attachment A concurrently with the execution of this Agreement.

(b)      Without the prior written consent of the Company, Employee will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of Common Stock or other Company securities (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned on the date hereof in accordance with the rules and regulations of the Securities and Exchange Commission, shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common Stock) (each of the foregoing referred to as a “Disposition”) from the date hereof until April 29, 2009

Section 7.  Withholding Taxes.  The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling or pursuant to any contributory benefit plan maintained by the Company in which the Employee may participate.

Section 8.  Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:

(a)           To the Company:
NeoStem, Inc.
420 Lexington Avenue
Suite 450
New York, New York  10170
Attention:  General Counsel

(b)           To the Employee:
Christopher Duignan

or to such other address as either party shall have previously specified in writing to the other.  Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

Section 9.  No Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 9 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Employee or her estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 10.  Source of Payment.  All payments provided for under this Agreement shall be paid in cash from the general funds of the Company.  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Employee shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Employee or any other person.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which employees may have, shall be no greater than the right of an unsecured creditor of the Company.

Section 11.  Binding Agreement; No Assignment.  This Agreement shall be binding upon, and shall inure to the benefit of, the Employee and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives.  This Agreement is personal to the Employee and may not be assigned by her.  This Agreement may not be assigned by the Company except (a) in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, or (b) to an entity that is a subsidiary or affiliate of the Company.  Any attempted assignment in violation of this Section 11 shall be null and void.

Section 12.  Governing Law; Consent to Jurisdiction.  The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York.  In addition, the Employee and the Company irrevocably submit to the jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on the Employee or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  The Employee and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.

Section 13.  Amendments.  This Agreement may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 14.  Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Employee has signed this Agreement, all as of the first date above written.

NEOSTEM, INC. By: /s/ Robin L. Smith Name: Robin L. Smith Title: Chairman and CEO /s/ Christopher Duignan Christopher Duignan

Attachment A

NEOSTEM, INC.

Confidentiality, Proprietary Information
and Inventions Agreement

I recognize that NeoStem, Inc., a Delaware corporation (the “Company”), is engaged in the business of operating a commercial autologous adult stem cell bank and the pre-disease collection, processing and long-term storage of adult stem cells and the research on very small embryonic like (VSEL) stem cells and other adult stem cell initiatives both within the U.S. and China (the “Business”).  Any company with which the Company enters into, or seeks or considers entering into, a business relationship in furtherance of the Business is referred to as a “Business Partner”.

I understand that as part of my performance of duties as an employee of the Company, I will have access to confidential or proprietary information of the Company and the Business Partners, and I may make new contributions and inventions of value to the Company.  I further understand that because of my relationship to the Company I have created in me a duty of trust and confidentiality to the Company with respect to any information: (1) related, applicable or useful to the business of the Company, including the Company’s anticipated research and development or such activities of its Business Partners; (2) resulting from tasks performed by me for the Company; (3) resulting from the use of equipment, supplies or facilities owned, leased or contracted for by the Company; or (4) related, applicable or useful to the business of any partner, client or customer of the Company, which may be made known to me or learned by me during the period of my employment.

For purposes of this Agreement, the following definitions apply:

“Proprietary Information” shall mean information relating to the Business or the business of any Business Partner and generally unavailable to the public that has been created, discovered, developed or otherwise has become known to the Company or in which property rights have been assigned or otherwise conveyed to the Company or a Business Partner, which information has economic value or potential economic value to the business in which the Company is or will be engaged.  Proprietary Information shall include, but not be limited to, trade secrets, processes, formulas, writings, data, know-how, negative know-how, improvements, discoveries, developments, designs, inventions, techniques, technical data, patent applications, customer and supplier lists, financial information, business plans or projections and any modifications or enhancements to any of the above.

“Inventions” shall mean all Business-related discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, negative know-how, writings, graphics and other data, whether or not patentable or registrable under patent, copyright or similar statutes, that are related to or useful in the business or future business of the Company or its Business Partners or result from use of premises or other property owned, leased or contracted for by the Company.  Without limiting the generality of the foregoing, Inventions shall also include anything related to the Business that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use.

As part of the consideration for my employment or continued employment, as the case may be, and the compensation received by me from the Company from time to time, I hereby agree as follows:

1.           Proprietary Information and Inventions.

(a)  All Proprietary Information and Inventions related to the Business shall be the sole property of the Company and its assigns, and the Company or its Business Partners, as the case may be, and their assigns shall be the sole owner of all patents, trademarks, service marks, copyrights and other rights (collectively referred to herein as “Rights”) pertaining to Proprietary Information and Inventions.  I hereby assign to the Company any rights I may have or acquire in Proprietary Information or Inventions or Rights pertaining to the Proprietary Information or Inventions which Rights arise in the course of my Employment.  I further agree as to all Proprietary Information or Inventions to which Rights arise in the course of my Employment to assist the Company or any person designated by it in every proper way (but at the Company’s expense) to obtain and from time to time enforce Rights relating to said Proprietary Information or Inventions in any and all countries.  I will execute all documents for use in applying for, obtaining and enforcing such Rights in such Proprietary Information or Inventions as the Company may desire, together with any assignments thereof to the Company or persons designated by it.  My obligation to assist the Company or any person designated by it in obtaining and enforcing Rights relating to Proprietary Information or Inventions shall continue beyond the cessation of my employment.  In the event the Company is unable, after reasonable effort, to secure my signature on any document or documents needed to apply for or enforce any Right relating to Proprietary Information or to an Invention, whether because of my physical or mental incapacity or for any other reason whatsoever, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys-in-fact to act for and in my behalf and stead in the execution and filing of any such application and in furthering the application for and enforcement of Rights with the same legal force and effect as if such acts were performed by me.  I hereby acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works for hire” as that term is defined in the United States Copyright Act (17 USCA, Section 101).

2.           Confidentiality.  At all times, both during my employment and after the cessation of my employment, whether the cessation is voluntary or involuntary, for any reason or no reason, or by disability, I will keep in strictest confidence and trust all Proprietary Information, and I will not disclose or use or permit the use or disclosure of any Proprietary Information or Rights pertaining to Proprietary Information, or anything related thereto, without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company.  I recognize that the Company has received and in the future will receive from third parties (including Business Partners) their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  I agree that I owe the Company and such third parties (including Business Partners), during my employment and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence, and I will not disclose or use or permit the use or disclosure of any such confidential or proprietary information without the prior written consent of the Company, except as may be necessary in the ordinary course of performing my duties for the Company consistent with the Company’s agreement with such third party.

3.           Noncompetition and Nonsolicitation.  During my employment, and for a period of two (2) years after the Cessation of my employment, I will not directly or indirectly, whether alone or in concert with others or as a partner, officer, director, consultant, agent, employee or stockholder of any company or commercial enterprise, directly or indirectly, engage in any activity in the United States, Canada or China that the Company shall determine in good faith is in competition with the Company concerning its work in the Business.  During my employment and for a period of two (2) years after the cessation of my employment, I will not, either directly or indirectly, either alone or in concert with others, solicit or encourage any employee of or consultant to the Company to leave the Company or engage directly or indirectly in competition with the Company in the Business.  During my employment and for a period of two (2) years after the cessation of my employment, I agree not to plan or otherwise take any preliminary steps, either alone or in concert with others, to set up or engage in any business enterprise that would be in competition with the Company in the Business.  The following shall not be deemed to be competitive with the Company: (i) my ownership of stock, partnership interests or other securities of any entity not in excess of two percent (2%) of any class of such interests or securities which is publicly traded.  It is understood and agreed that the restrictions contained in this Section 3 shall immediately cease to be of force and effect in the event the Company ceases to be engaged in the Business.

4.           Delivery of Company Property and Work Product.  In the event of the cessation of my employment, I will deliver to the Company all biological materials, devices, records, sketches, reports, memoranda, notes, proposals, lists, correspondence, equipment, documents, photographs, photostats, negatives, undeveloped film, drawings, specifications, tape recordings or other electronic recordings, programs, data, marketing material and other materials or property of any nature belonging to the Company or its clients or customers, and I will not take with me, or allow a third party to take, any of the foregoing or any reproduction of any of the foregoing.

5.           No Conflict.  I represent, warrant and covenant that my performance of all the terms of this Agreement and the performance of my duties for the Company does not and will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment.  I have not entered into, and I agree that I will not enter into, any agreement, either written or oral, in conflict herewith.

6.           No Use of Confidential Information.  I represent, warrant and covenant that I have not brought and will not bring with me to the Company or use in my employment any materials or documents of a former employer, or any person or entity for which I have acted as an independent contractor or consultant, that are not generally available to the public, unless I have obtained written authorization from any such former employer, person or firm for their possession and use.  I understand and agree that, in my service to the Company, I am not to breach any obligation of confidentiality that I have to former employers or other persons.

7.           Equitable Relief.  I acknowledge that irreparable injury may result to the Company from my violation or continued violation of the terms of this Agreement and, in such event, I expressly agree that the Company shall be entitled, in addition to damages and any other remedies provided by law, to an injunction or other equitable remedy respecting such violation or continued violation by me.

8.           Severability.  If any provision of this Agreement shall be determined by any court of competent jurisdiction to be unenforceable or otherwise invalid as written, the same shall be enforced and validated to the extent permitted by law.  All provisions of this Agreement are severable, and the unenforceability or invalidity of any single provision hereof shall not affect the remaining provisions.

9.           Miscellaneous.  This Agreement shall be governed by and construed under the laws of the State of New York applied to contracts made and performed wholly within such state.  No implied waiver of any provision within this Agreement shall arise in the absence of a waiver in writing, and no waiver with respect to a specific circumstance, event or occasion shall be construed as a continuing waiver as to similar circumstances, events or occasions.  This Agreement, together with the Consulting Agreement dated this date, contains the sole and entire agreement and understanding between the Company and myself with respect to the subject matter hereof and supersedes and replaces any prior agreements to the extent any such agreement is inconsistent herewith.  This Agreement can be amended, modified, released or changed in whole or in part only by a written agreement executed by the Company and myself.  This Agreement shall be binding upon me, my heirs, executors, assigns and administrators, and it shall inure to the benefit of the Company and each of its successors or assigns.  This Agreement shall be effective as of the first day of my being retained to render services to the Company, even if such date precedes the date I sign this Agreement.

10.           Thorough Understanding of Agreement.  I have read all of this Agreement and understand it completely, and by my signature below I represent that this Agreement is the only statement made by or on behalf of the Company upon which I have relied in signing this Agreement.

IN WITNESS WHEREOF, I have caused this Agreement to be signed on the date written below.

DATED:  November 19, 2009

Employee:

/s/ Christopher Duignan
Christopher Duignan